Exhibit 99.1

THE TJX COMPANIES, INC. ANNOUNCES BEN CAMMARATA TO RETIRE FROM BOARD OF DIRECTORS; CAROL MEYROWITZ TO BE NAMED CHAIRMAN

Framingham, Mass. — (BUSINESS WIRE) — Apr. 22, 2015 — The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced that Bernard (Ben) Cammarata has decided to retire as Chairman of the Board of The TJX Companies, after nearly 40 years of service to the Company. His retirement will be effective on the date of the Company’s next annual meeting of stockholders, June 11, 2015. After his retirement from the Board, Mr. Cammarata will remain with the Company in an advisory role as Founder and Executive Advisor. The Board intends to elect Carol Meyrowitz, Chief Executive Officer of TJX since 2007 and a Director of the Board since 2006, to the additional position of Chairman of the Board immediately following Mr. Cammarata’s retirement at the annual meeting.

Ms. Meyrowitz commented, “Ben Cammarata has helped grow TJX from its infancy to the nearly $30 billion company we are today, and he has been a mentor, partner and friend to me over many years. I share his dedication to and passion for this Company and consider it a great privilege to succeed him as Chairman of the Board. Ben founded our business based on the values of acting with integrity, treating each other with respect and dignity, and being a teaching organization. These are values that remain core to TJX. Ben has put his heart and soul into this business, and I am delighted that he is remaining with us in an advisory role and we will continue to benefit from his extensive knowledge and experience. I have great confidence that together with the Board of Directors, our deep bench of senior executives, and all of our Associates at TJX, we will continue our successful growth into the future as a global, value retailer.”

Mr. Cammarata stated, “Having founded this business nearly four decades ago and after serving as its Chairman of the Board for 17 years, I couldn’t be more convinced that Carol Meyrowitz is the right person to lead our Board of Directors into the future. Carol has been with the Company for 33 years and CEO for nine years, and a great deal of TJX’s success is attributed to her leadership, strategic vision, and many contributions to our Company. I remain as passionate as ever about our business, and I am very pleased to remain actively involved with the Company. I look forward to continuing to work with Carol and the rest of our very talented organization as TJX continues on its path of profitable growth.”

Ben Cammarata (75) has been Chairman of the Board of TJX since 1999. He founded T.J. Maxx in 1976 and served as its President until 1987. At that time, he was named President and Chief Executive Office of TJX, and served in that position until 2000. Mr. Cammarata also was Acting Chief Executive Officer of TJX from September 2005 to January 2007. He also previously served as Chairman of The Marmaxx Group, the Company’s largest division. Mr. Cammarata’s experience in off-price retailing spans more than 40 years.

Carol Meyrowitz (61) who joined the Company in 1983, has been Chief Executive Officer of TJX since January 2007, a Director since September 2006, and also served as President from October 2005 to January 2011. Ms. Meyrowitz has extensive experience as an off-price executive, having previously served as Senior Executive Vice President of TJX and President of The Marmaxx Group. For several months in 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners L.L.C., a private equity firm based in Boston. Ms. Meyrowitz served as President of Marmaxx from 2001 to January 2005. She also previously held senior management positions with Chadwick’s of Boston and Hit or Miss, former divisions of TJX. Ms. Meyrowitz is also a director of Staples, Inc.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of January 31, 2015, the end of the Company’s last fiscal year, the Company operated a total of 3,395 stores in six countries, the United States, Canada, the United Kingdom, Ireland, Germany, and Poland, and three e-commerce sites. These include 1,119 T.J. Maxx, 975 Marshalls, 487 HomeGoods and 6 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 234 Winners, 96 HomeSense, and 38 Marshalls stores in Canada; and 407 T.K. Maxx and 33 HomeSense stores, as well as tkmaxx.com, in Europe. TJX’s press releases and financial information are also available at tjx.com.

Important Information at Website

The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Important Additional Information Will be Filed With the SEC

TJX will be filing with the SEC and mailing to its stockholders a proxy statement relating to the election of directors, including Ms. Meyrowitz, at its 2015 Annual Meeting. The proxy statement will contain important information about TJX and its director nominees. Stockholders are urged to read the proxy statement carefully when it is available. Stockholders and other interested persons will be able to obtain free copies of the proxy statement through the website maintained by the SEC at www.sec.gov and through the Investor Information section of TJX’s website, tjx.com. TJX and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2015 Annual Meeting. Information regarding TJX’s executive officers is contained in TJX’s Annual Report on Form 10-K for the year ended January 31, 2015, filed with the SEC and information regarding its directors will be set forth in its proxy statement for the 2015 Annual Meeting to be filed with the SEC.

Forward-looking Statements

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; marketing, advertising and promotional programs; competition; personnel recruitment, training and retention; labor costs and workforce challenges; economic conditions and consumer spending; data security; information systems and new technology; adverse or unseasonable weather; serious disruptions or catastrophic events; seasonal influences; corporate and retail banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

CONTACT:

The TJX Companies, Inc.

Media: Doreen Thompson

Investors: Jeff Botte

(508) 390-2323